Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

      The following Consolidated Financial Statements, Financial Statement Schedule and Report of Independent Registered Public Accounting Firm are included herein on the pages indicated:

Report of Independent Registered Public Accounting Firm

The Board of Directors

Verso Technologies, Inc.:

      We have audited the accompanying consolidated balance sheets of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.

/s/ KPMG LLP

Atlanta, Georgia

February 27, 2004

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2003	2002

ASSETS:
Current assets:
Cash and cash equivalents	$7,654	$1,294
Restricted cash	2,290	300
Accounts receivable, net of allowance for doubtful accounts of $1,995 and $1,853, respectively	13,620	10,909
Inventories	8,727	4,733
Other current assets	1,003	681

Total current assets	33,294	17,917
Property and equipment, net of accumulated depreciation and amortization of $7,907 and $4,893, respectively	5,749	4,962
Investment	673	600
Other intangibles, net of accumulated amortization of $2,145 and $828, respectively	7,308	3,671
Goodwill	16,228	12,685

Total assets	$63,252	$39,835

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$—	$800
Accounts payable	4,418	1,993
Accrued compensation	1,564	1,586
Accrued expenses	3,007	4,473
Current portion of notes payable	347	—
Current portion of accrued costs of MCK acquisition	4,464	—
Current portion of liabilities of discontinued operations	1,039	1,829
Unearned revenue and customer deposits	5,718	5,387

Total current liabilities	20,557	16,068
Liabilities of discontinued operations, net of current portion	834	1,302
Other long-term liabilities	1,637	1,128
Notes payable, net of current portion	2,652	—
Convertible subordinated debentures	3,979	3,703

Total liabilities	29,659	22,201

Shareholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; 780,000 shares issued and none outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; 122,781,117 and 89,077,846 shares issued and outstanding	1,228	891
Additional paid-in capital	306,293	275,040
Stock payable	130	—
Notes receivable from shareholders	—	(1,623)
Accumulated deficit	(273,144)	(254,857)
Deferred compensation	(1,012)	(1,797)
Accumulated other comprehensive income (loss) — foreign currency translation	98	(20)

Total shareholders’ equity	33,593	17,634

Commitments and contingencies (Notes 6, 7, 10, 14, 16 and 17)
Total liabilities and shareholders’ equity	$63,252	$39,835

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Years Ended December 31,

	2003	2002	2001

Revenue:
Products	$36,359	$22,983	$14,367
Services	23,139	21,815	15,532

Total revenue	59,498	44,798	29,899
Cost of revenue:
Products	15,588	8,141	5,762
Services	11,136	10,308	9,050

Total cost of revenue	26,724	18,449	14,812
Gross profit:
Products	20,771	14,842	8,605
Services	12,003	11,507	6,482

Total gross profit	32,774	26,349	15,087
Operating expenses:
General and administrative	14,340	11,151	12,207
Sales and marketing	9,642	6,835	3,307
Research and development	9,630	5,874	2,755
Depreciation and amortization of property and equipment	2,900	2,730	2,160
Amortization of intangibles	1,317	592	1,511
Amortization of deferred stock compensation, related to general and administrative	780	1,173	1,766
Write-down of goodwill	10,930	—	—
Reorganization costs	425	324	—

Total operating expenses	49,964	28,679	23,706

Operating loss from continuing operations	(17,190)	(2,330)	(8,619)

Other income (expense), net:
Other income (expense)	338	881	(1,437)
Equity in income (loss) of investment	73	(5)	—
Interest expense, net	(1,508)	(1,141)	(1,361)

Other income (expense), net	(1,097)	(265)	(2,798)

Loss from continuing operations before income taxes	(18,287)	(2,595)	(11,417)
Income tax benefit (expense)	—	200	(100)

Loss from continuing operations	(18,287)	(2,395)	(11,517)

Discontinued operations:
Loss from discontinued operations	—	(331)	(135,598)
Loss on disposal of discontinued operations	—	—	(500)

Total loss from discontinued operations	—	(331)	(136,098)

Net loss	$(18,287)	$(2,726)	$(147,615)

Net loss per common share — basic and diluted:
Loss from continuing operations	$(0.18)	$(0.03)	$(0.21)
Loss from discontinued operations	—	—	(2.49)
Loss on disposal of discontinued operations	—	—	(0.01)

Net loss per common share — basic and diluted	$(0.18)	$(0.03)	$(2.71)

Weighted average shares outstanding — basic and diluted	99,134,790	80,533,324	54,431,651

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except share data)

					Notes
	Common Stock		Additional		Receivable			Foreign
			Paid-in	Stock	from	Accumulated	Deferred	Currency
	Shares	Amount	Capital	Payable	Shareholders	Deficit	Compensation	Translation	Total

BALANCES, December 31, 2000	49,615,133	$496	$249,340	$—	$(667)	$(104,516)	$(6,277)	$—	$138,376
Comprehensive loss:
Net loss	—	—	—	—	—	(147,615)	—	—	(147,615)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(15)	(15)

Comprehensive loss									(147,630)
Issuance of common stock and replacement awards of common stock options in Telemate.Net Software, Inc. acquisition	24,758,070	248	18,234	—	(947)	—	(131)	—	17,404
Issuance of common stock options in NACT Telecommunications, Inc. acquisition	—	—	625	—	—	—	—	—	625
Amortization of deferred compensation	—	—	—	—	—	—	2,033	—	2,033
Exercise of stock options	1,090,582	11	642	—	—	—	—	—	653
Issuance of stock through Employee Stock Purchase Plan	211,965	2	199	—	—	—	—	—	201
Reduction of deferred compensation due to forfeitures	—	—	(1,209)	—	—	—	1,209	—	—
Accrued interest on notes receivable from shareholders	—	—	—	—	(6)	—	—	—	(6)
Shares issued in exchange for convertible debentures	1,918,675	19	2,266						2,285
Warrants issued in conjunction with convertible debentures	—	—	977	—	—	—	—	—	977
Shares issued in exchange for services	11,429	—	19	—	—	—	—	—	19
Warrants issued in exchange for services	—	—	219	—	—	—	—	—	219
Issuance of common stock and compensatory options in reorganization	13,800	—	150	—	—	—	—	—	150

BALANCES, December 31, 2001	77,619,654	$776	$271,462	$—	$(1,620)	$(252,131)	$(3,166)	$(15)	$15,306
Comprehensive loss:
Net loss	—	—	—	—	—	(2,726)	—	—	(2,726)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(5)	(5)

Comprehensive loss									(2,731)
Amortization of deferred compensation	—	—	—	—	—	—	1,173	—	1,173
Exercise of stock options	847,082	9	9	—	—	—	—	—	18
Issuance of stock through Employee Stock Purchase Plan	290,171	3	119	—	—	—	—	—	122
Reduction of deferred compensation due to forfeitures	—	—	(196)	—	—	—	196	—	—
Accrued interest on notes receivable from shareholders	—	—	—	—	(27)	—	—	—	(27)
Issuance of compensatory options in reorganization	—	—	88	—	—	—	—	—	88
Issuance of shares and warrants in private placement, net of associated fees	9,646,302	96	2,889	—	—	—	—	—	2,985
Shares issued in litigation settlement	588,430	6	431	—	—	—	—	—	437
Shares issued in lieu of compensation	86,207	1	27	—	—	—	—	—	28
Warrants issued in connection with credit facility	—	—	211	—	—	—	—	—	211
Payment received on notes receivable from shareholders	—	—	—	—	24	—	—	—	24

BALANCES, December 31, 2002	89,077,846	$891	$275,040	$—	$(1,623)	$(254,857)	$(1,797)	$(20)	$17,634
Comprehensive loss:
Net loss	—	—	—	—	—	(18,287)	—	—	(18,287)
Foreign currency translation adjustment	—	—	—	—	—	—	—	118	118

Comprehensive loss									(18,169)
Amortization of deferred compensation	—	—	—	—	—	—	780	—	780
Exercise of stock options and warrants	14,708,688	147	6,439	—	—	—	—	—	6,586
Reduction of deferred compensation due to forfeitures	—	—	(5)	—	—	—	5	—	—
Issuance of common stock in MCK Communications, Inc. acquisition	18,278,423	183	23,947						24,130
Acceleration of compensatory options in reorganization	—	—	219	—	45	—	—	—	264
Shares issued in employee stock purchase plan	166,160	2	166	—	—	—	—	—	168
Shares issued in litigation settlement	550,000	5	259	—	—	—	—	—	264
Warrants issued in connection with credit facility	—	—	119	—	—	—	—	—	119
Stock payable for consulting services				130					130
Accrued interest on notes receivable from shareholders	—	—	—	—	(84)	—	—	—	(84)
Payment received on notes receivable from shareholders	—	—	109	—	1,662	—	—	—	1,771

BALANCES, December 31, 2003	122,781,117	$1,228	$306,293	$130	$—	$(273,144)	$(1,012)	$98	$33,593

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	For the Years Ended December 31,

	2003	2002	2001

Operating Activities:
Continuing operations:
Net loss from continuing operations	$(18,287)	$(2,395)	$(11,517)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operating activities:
Gain on early retirement of debt	—	(350)	—
Loss on debt conversion	—	—	1,640
Equity in (income) loss of investment	(73)	5	—
Writedown of goodwill	10,930	—	—
Depreciation and amortization of property and equipment	2,900	2,730	2,160
Amortization of intangibles	1,317	592	1,511
Amortization of deferred compensation	780	1,173	1,766
Provision for doubtful accounts	2,505	1,760	1,516
Amortization of loan fees and discount on convertible subordinated debentures	561	601	606
Other	(77)	73	(22)
Changes in current operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,454)	(3,403)	(3,676)
Inventories	1,894	(913)	1,238
Other current assets	548	308	1,060
Accounts payable	1,814	369	(1,178)
Accrued compensation	(149)	(1,492)	794
Accrued expenses	(3,072)	(2,187)	(821)
Unearned revenue and customer deposits	(673)	(396)	(1,838)

Net cash used in continuing operating activities	(536)	(3,525)	(6,761)

Discontinued operations:
Loss from discontinued operations	—	(331)	(136,098)
Estimated loss on disposal of discontinued operations	—	—	500
Adjustment to reconcile loss from discontinued operations to net cash used in discontinued operating activities	(922)	(775)	129,797

Net cash used in discontinued operating activities	(922)	(1,106)	(5,801)

Net cash used in operating activities	(1,458)	(4,631)	(12,562)

Investing Activities:
Continuing operations:
Net cash provided by (used in) investing activities for continuing operations —
Purchases of property and equipment	(1,481)	(889)	(1,429)
Purchased software development	(533)	(348)	(48)
Decrease in restricted cash	88	—	—
Investment in Shanghai BeTrue Infotech Co. Ltd.	—	(605)
Acquisition of MCK Communications, Inc., net of cash acquired	9,345	—	—
Acquisition of certain assets of Clarent Corporation, net of cash acquired	(906)	—	—
Acquisition of NACT Telecommunications, Inc., net of cash acquired	—	—	(12,074)
Acquisition of Telemate.Net Software, Inc., net of cash acquired	—	—	3,327

Net cash provided by (used in) investing activities for continuing operations	6,513	(1,842)	(10,224)

Discontinued operations — net proceeds from sale of discontinued operations	—	—	8,122

Net cash provided by (used in) investing activities	6,513	(1,842)	(2,102)

Net cash provided by (used in) operating and investing activities, carried forward	5,055	(6,473)	(14,664)

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(In thousands, except share data)

	For the Years Ended December 31,

	2003	2002	2001

Net cash provided by (used in) operating and investing activities, carried forward	5,055	(6,473)	(14,664)

Financing Activities:
Net borrowings (payments) on line of credit	(800)	800	—
Payments of notes payable	(6,450)	—	—
Payments on long-term debt	—	(3,900)	—
Payments on convertible subordinated debentures	—	—	(4,500)
Proceeds from private placement, net	—	2,985	—
Proceeds from issuances of common stock in connection with the exercise of options and warrants, net	6,754	408	755
Proceeds from issuance of redeemable preferred stock	—	—	15,000
Proceeds from repayments of notes receivable by shareholders	1,771	24	—

Net cash provided by financing activities	1,275	317	11,255

Effect of exchange rate changes on cash	30	5	(1)

Increase (decrease) in cash and cash equivalents	6,360	(6,151)	(3,410)
Cash and cash equivalents at beginning of year	1,294	7,445	10,855

Cash and cash equivalents at end of year	$7,654	$1,294	$7,445

Supplemental disclosure of cash flow information:
Cash payments during the years for:
Interest	$814	$395	$170

Income taxes	$16	$47	$101

Non-cash investing and financing activities
Common stock consideration for acquisitions:
MCK Communications, Inc. — issuance of 18,278,423 shares of common stock	$24,130	$—	$—
Telemate.Net Software, Inc. — issuance of 24,758,070 shares and assumption of 5,420,206 stock options	—	—	17,404
NACT Telecommunications, Inc. — issuance of 1,395,089 stock options	—	—	625
Additional payments accrued for the acquisition of Encore Group	—	2,403	—
Common stock and compensatory options issued in reorganization	264	88	150
Common stock issued in exchange for convertible subordinated debentures	—	—	2,285
Warrants issued in conjunction with convertible subordinated debentures	—	—	977
Issuance of common stock in arbitration settlement	264	437	—
Issuance of warrants in exchange for services	119	211	219
Issuance of common stock in exchange for services	—	28	19
Assets acquired and liabilities assumed in conjunction with business acquisitions:
Fair value of assets acquired, excluding cash and restricted cash	20,695	—	27,909
Liabilities assumed	8,931	—	10,705
Notes payable for acquisition of certain assets of Clarent Corporation	$9,339	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Business and Basis of Presentation

      Verso Technologies, Inc. and subsidiaries (the “Company”) is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. The Company’s continuing operations include three separate business segments, the Carrier Solutions Group, which includes the Company’s Clarent softswitching division and the Company’s subsidiary NACT Telecommunications, Inc. (“NACT”), the Enterprise Solutions Group, which includes the Company’s Clarent Netperformer division, the Company’s subsidiaries Telemate.Net Software, Inc. (“Telemate.Net”) and MCK Communications, Inc. (“MCK”) and the Advanced Applications Services Group, which includes the Company’s technical applications support group which was previously included as part of the Enterprise Solutions Group. The Carrier Solutions Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Enterprise Solutions Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. Additionally, the Enterprise Solutions Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. The Advanced Applications Services Group includes outsourced technical application services and application installation and training services to outside customers, as well as customers of the Company’s Carrier Solutions Group and Enterprise Solutions Group segments. The Company acquired MCK in September 2003, substantially all the business assets of Clarent Corporation (“Clarent”) in February 2003, NACT in July 2001 and Telemate.Net in November 2001. The Company’s discontinued operations include the Company’s value-added reseller business and associated consulting practice (“legacy VAR business”) and the Company’s hospitality services group (“HSG”), all of which were inactive by the end of the first quarter of 2002.

      The consolidated financial statements include the accounts of Verso Technologies, Inc. and its wholly-owned subsidiaries, including MCK, Telemate.Net, NACT, Clarent Canada Ltd, MessageClick, Inc. (“MessageClick”) and Cereus Technology Partners, Inc. and subsidiaries (“Cereus”). These acquisitions were all accounted for as purchases (see Note 3). Cereus is included in discontinued operations.

      Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. Most notably, the extraordinary items of gain on early retirement of debt of $350,000 in 2002 and loss from debt conversion of $1.6 million in 2001 have been reclassified as other income (expense) in 2002 and 2001, respectively, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”, which eliminated the requirement to report gains and losses related to extinguishment of debt as extraordinary items. The reclassifications had no effect on previously reported net loss.

2.     Summary of Significant Accounting Policies and Practices

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in joint ventures, where the Company does not exercise control, are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation

Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed and determinable, and collection of the resulting receivable is reasonably assured. The determination of whether the collectibility is reasonably assured is based upon an assessment of the creditworthiness of the customers. In instances where the collection of a receivable is not reasonably assured, the revenue and related costs are deferred.

      Deferred revenue generally represents amounts collected for which revenue has not yet been recognized. It is principally comprised of deferred maintenance revenue.

      The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”) as updated by Staff Accounting Bulletin No. 104 and in accordance with Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables”, Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition” (“SOP No. 97-2”) and SOP No. 98-9, “Software Revenue Recognition with Respect to Certain Transactions” (“SOP No. 98-9”).

      SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on the evidence that is specific to the vendor. License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance is recognized ratably over the maintenance term which is typically twelve months and revenue allocated to training and other service elements, such as implementation and training, are recognized as the services are performed.

      Under SOP No. 98-9 if evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and recognized as revenue.

      Certain distribution partners have the right to return a contractual percentage of sales. For sales to these partners, the Company defers revenue subject to return until such rights have expired. Certain of MCK’s contractual arrangements contain price protection provisions whereby the Company is obligated to provide refunds or credits for any decrease in unit prices of product in MCK’s customer’s inventory. The Company routinely analyzes and establishes, as necessary, reserves at the time of shipment for product returns and allowances and warranty costs.

Cash Equivalents

      The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2003 and 2002 of approximately $6.5 million and $575,000, respectively, consist primarily of money market investments, which are recorded at cost, which approximates market.

      The Company has $2.3 million and $300,000 of restricted cash at December 31, 2003 and 2002, respectively. At December 31, 2003, the restricted cash is comprised of an investment pledged as security for a letter of credit related to a property lease and a foreign cash account. The restriction related to the letter of credit was removed in January 2004, when the letter of credit was included under the Company’s current credit facility and, at that time, restricted cash was reduced by $2.1 million. At December 31, 2002, the restricted cash is comprised of a foreign cash account.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

Allowance or Doubtful Accounts

      The Company is required to estimate the collectibility of its trade receivables. Considerable judgment is required in assessing the ultimate realization of these receivables including the creditworthiness of each customer. Significant changes in required reserves have been recorded in recent periods and may occur in the future due to the current telecommunications and general economic environments. The Company determines the allowance for doubtful accounts based on a specific review of outstanding customer balances plus a general reserve based on the aging of customer accounts and write-off history.

Credit, Customer and Vendor Concentrations

      The Company’s accounts receivable potentially subjects the Company to credit risk. While the Company has purchase-money-security-interests in its equipment sold on credit terms and generally prepares and files UCC financing statements with respect thereto, the Company does not seek to perfect or claim a security interest in small dollar value equipment sales and services. As of December 31, 2003, the Company’s Carrier Solutions Group had one customer that accounted for 10% of the Company’s gross accounts receivable and another customer that accounted for 20% of the Company’s gross accounts receivable. During the year ended December 31, 2003, one customer from the Company’s Advanced Applications Services Group accounted for 11% of the Company’s total revenue.

      As of December 31, 2002, one customer of the Company’s Carrier Solutions Group accounted for 27% of the Company’s gross accounts receivable. During the year ended December 31, 2002, one customer from the Company’s Carrier Solutions Group accounted for 12% of the Company’s total revenue and one customer from the Company’s Advanced Applications Services Group accounted for 15% of the Company’s total revenue.

      As of December 31, 2001, the Company’s Carrier Solutions Group had one customer that accounted for 12% of the Company’s gross accounts receivable and another customer that accounted for 15% of the Company’s gross accounts receivable. During the year ended December 31, 2001, one customer from the Company’s Advanced Applications Services Group accounted for 24% of the Company’s total revenue.

Inventories

      Inventories consist primarily of purchased electronic components, and are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

      Inventories as of December 31, 2003 and 2002, are comprised of the following (in thousands):

	December 31,

	2003	2002

Raw materials	$5,610	$1,566
Work in process	1,028	2,380
Finished goods	2,089	787

Total inventories	$8,727	$4,733

Property and Equipment

      Property and equipment, consisting principally of computer equipment, are stated at cost or if acquired through a business acquisition then at fair value. Depreciation is computed using the straight-line method over estimated useful lives, ranging from three to ten years. Upon retirement or disposal of furniture and

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in operating income. Maintenance and repairs are charged to expense as incurred.

      Property and equipment are summarized as follows (in thousands):

	December 31,

	2003	2002

Computers and equipment	$8,141	$5,205
Purchased software	1,728	1,252
Furniture and fixtures	1,182	1,082
Leasehold improvements	2,605	2,316

	13,656	9,855
Less accumulated depreciation and amortization	(7,907)	(4,893)

Net property and equipment	$5,749	$4,962

Purchased software represents the cost of purchased integration software tools and the cost of internal use software acquired in connection with business combinations. It also includes the cost of licenses to use, embed and sell software tools developed by others. These costs are being amortized ratably based on the projected revenue associated with these purchased or licensed tools and products or based on the straight-line method over three years, whichever method results in a higher level of annual amortization. Amortization expense related to purchased software amounted to approximately $470,000, $433,000 and $193,000 in 2003, 2002 and 2001, respectively. Accumulated amortization related to purchased software totaled approximately $1.2 million and $708,000 at December 31, 2003 and 2002, respectively.

Capitalized Software

      The Company’s capitalized software consists of purchased software for internal use, which is included in property and equipment, and purchased software used in the Company’s research and development efforts, which is included in intangibles. Any internal software development costs incurred after establishing technological feasibility are immaterial and are charged to operations as research and development costs.

Goodwill and Other Intangibles

      Intangible assets represent the excess of cost over the fair value of net tangible assets acquired and identified other intangible assets which consist of purchased software development, channels of distribution, strategic licenses, current technology and a customer relationship. Purchased software development is amortized on a straight-line basis over an estimated useful life of three years once the projects are placed in service. The channels of distribution, strategic licenses and current technology are amortized on a straight-line basis over their estimated useful life of three years. The customer relationship is amortized on a straight-line basis over its estimated useful life of ten years. Goodwill associated with acquisitions is not being amortized in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142”).

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

      Goodwill and other intangible assets consist of the following (in thousands):

		December 31,
	Amortization
	Period in months	2003	2002

Intangibles subject to amortization:
Purchased software development	36 months	$2,629	$2,096
Channels of distribution	36 months	900	—
Strategic licenses	36 months	1,800	—
Current technology	36 months	1,721	—
Customer relationship	120 months	2,403	2,403

Weighted average months	57 months	9,453	4,499

Accumulated amortization:
Purchased software development		(1,438)	(828)
Channels of distribution		(75)	—
Strategic licenses		(150)	—
Current technology		(242)	—
Customer relationship		(240)	—

Net intangibles subject to amortization		7,308	3,671
Goodwill		16,228	12,685

Total goodwill and other intangibles		$23,536	$16,356

      Goodwill activity is as follows (in thousands):

Balance December 31, 2001	$12,685
No activity	—

Balance December 31, 2002	12,685
Goodwill from MCK acquisition	14,473
Write-down of MCK goodwill	(10,930)

Balance December 31, 2003	$16,228

      Estimated annual amortization expense is as follows (in thousands):

Annual
Amortization

2004	$2,088
2005	1,998
2006	1,513
2007	507
2008	240
Thereafter	962

$7,308

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

      The Company fully adopted SFAS No. 142 in 2002. Under the provisions of SFAS No. 142, goodwill is no longer subject to amortization effective January 1, 2002. Goodwill amortization expense totaled approximately $1.3 million in 2001. The impact of goodwill amortization on basic and diluted loss per share is as follows (in thousands, except per share amounts):

For the Year Ended
December 31, 2001

Reported net loss	$(147,615)
Add: Goodwill amortization	1,275

Adjusted net loss	$(146,340)

Basic and diluted loss per share:
Reported net loss	$(2.71)
Goodwill amortization	0.02

Adjusted net loss	$(2.69)

Impairment of Long-Lived Assets

      SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company early-adopted SFAS No. 144 effective January 1, 2001.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      In April 2003, the Company negotiated the original agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s common stock which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s common stock as reported on the Nasdaq SmallCap Market for the 20 trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK stockholders were entitled to receive approximately 18.3 million shares of the Company’s common stock and the cash MCK was required to have at the closing of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of the Company’s common stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing such shares. As a result of the increase in the price of the Company’s common stock prior to June 13, 2003, the revised valuation for the shares of the Company’s common stock to be issued in the merger increased to $24.1 million. As a result of this increase in value, the goodwill recorded in the merger was

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

impaired upon closing the merger. The Company completed an impairment analysis in accordance with SFAS No. 142. The impairment analysis was performed by using the average of the discounted cash flow methodology and guideline market multiples methodology. Based upon this analysis, the Company recorded a write-off of approximately $10.9 million during the year ended December 31, 2003.

Warranties

      The Company provides a basic limited warranty for its products for one year with optional pre-paid factory support renewals. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Warranty liability activity for the year ended December 31, 2003 is as follows (in thousands):

Balance December 31, 2002	$—
Warranty liability from acquisitions	341
Provision for warranty costs	186
Warranty expenditures	(205)

Balance December 31, 2003	$322

Fair Value of Financial Instruments

      Estimates of fair value of financial instruments are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of the amounts the Company might realize in actual market transactions. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, accounts receivable, inventories, accrued expenses, accounts payable, unearned revenue and customer deposits: The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Short and long-term debt: The carrying amount of the Company’s borrowings under floating rate debt approximates its fair value. The carrying amount of the Company’s notes payable has been discounted to approximate its fair value in connection with the accounting for the Clarent acquisition. The carrying amount of convertible subordinated debentures under fixed rate debt approximates its fair value because it approximates the Company’s estimated long-term borrowing rate.

At December 31, 2003 and 2002, the carrying amounts of all financial instruments approximate their fair values.

Stock-Based Compensation Plan

      The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), and related interpretations. As such, compensation expense to be recognized over the related vesting period is generally determined on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”),

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income (loss) and pro forma income (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123 (See Note 10).

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Net Loss Per Share

      Basic and diluted net loss per share are computed in accordance with SFAS No. 128, “Earnings Per Share,” using the weighted average number of common shares outstanding. The diluted net loss per share for the twelve-month periods ended December 31, 2003, 2002 and 2001 does not include the effect of the common stock equivalents, calculated by the treasury stock method, as their impact would be antidilutive. Using the treasury stock method, excluded common stock equivalents are as follows:

	2003	2002	2001

Shares issuable under stock options	5,232,642	2,376,136	717,302
Shares issuable pursuant to warrants to purchase common stock	7,056,306	1,641,781	39,323

	12,288,948	4,017,917	756,625

      See Footnotes 9 and 10 for disclosure of all warrants to purchase common stock and shares issuable under stock options.

Comprehensive Income (Loss)

      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company’s financial position or results of operations. Comprehensive loss has been included in the Consolidated Statements of Shareholders’ Equity for the three-year period ended December 31, 2003.

Segment and Geographic Information

      In accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has three reportable operating segments, the Carrier Solutions Group, the Enterprise Solutions Group and the Advanced Applications Services Group. Following the acquisition of substantially all the business assets of Clarent in February 2003, the Company began conducting research and development in Canada. International sales of the Company’s products and services continue to originate only from the United States.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

Accounting Pronouncements Issued, Not Adopted

      In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). The provisions of SFAS No. 150 (see below for additional information) are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before May 31, 2003 and still existing at the beginning of the interim period of adoption.

      FASB Staff Position FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FSP FAS 150-3”), defers the effective date for certain mandatorily redeemable financial instruments issued by a non-SEC registrant and defers the effective date of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests of all entities. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or results of operations. Additionally, based on the nature of the Company’s current instruments and interests, the Company does not believe there will be a material effect on the Company’s financial position or results of operations resulting from the adoption of the remaining components of FSP FAS 150-3.

      In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company is evaluating the impact of applying FIN No. 46R and has not yet completed its analysis.

3.     Mergers and Acquisitions

MCK Communications, Inc.

      On September 26, 2003, to increase capital and to enhance the Company’s ability to provide technology that allows enterprises the ability to migrate to next-generation environments, the Company acquired all of the outstanding capital stock of MCK by means of a subsidiary merger. The fair value of the acquisition cost was approximately $25.1 million, consisting of 18,278,423 shares of the Company’s common stock with a fair value of $24.1 million and acquisition costs of approximately $1.0 million.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Mergers and Acquisitions — (Continued)

      The Company has prepared an allocation of the purchase price based on the estimated fair values of acquired assets and liabilities. The Company anticipates the fair value assessments and allocation of the purchase price to be finalized in 2004. Intangible assets relating to channels of distribution, strategic licenses and current technology and total $3.6 million and are being amortized over three years.

      In April 2003, the Company negotiated the original agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s common stock which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s common stock as reported on the Nasdaq SmallCap Market for the twenty trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK stockholders were entitled to receive approximately 18.3 million shares of the Company’s common stock and the cash MCK was required to have at the closing of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of the Company’s common stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing such shares. As a result of the increase in the price of the Company’s common stock prior to June 13, 2003, the revised valuation for the shares of the Company’s common stock to be issued in the merger increased to $24.1 million. As a result of this increase in value, the goodwill recorded in the merger was impaired upon closing the merger. The Company completed an impairment analysis in accordance with SFAS No. 142. Based upon this analysis, the Company recorded a write-off of goodwill of approximately $10.9 million during the quarter ended September 30, 2003.

Clarent Corporation

      On February 12, 2003, to enhance the Company’s position in the next-generation networking and technology market, the Company acquired substantially all the business assets and certain related liabilities of Clarent. The purchase consideration was approximately $10.8 million, consisting of $9.3 million in discounted seller notes issued by the Company and acquisition costs of approximately $1.5 million. At the closing of the acquisition, the Company issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, which was paid in full at December 31, 2003; a $1.8 million non-interest bearing unsecured note due February 13, 2004, discounted at 6.25% per annum, of which $1.5 million was paid through December 31, 2003 and the $350,000 balance is due February 12, 2004; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum, discounted at 7.5% per annum. The unamortized discount totaled approximately $350,000 at December 31, 2003. The assets the Company purchased from Clarent secure the secured notes.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. Intangible assets acquired totaling $821,000 primarily consist of current technology and are being amortized over three years.

Telemate.Net Software, Inc.

      On November 16, 2001, to increase capital and add patented communications billing and reporting for next-generation converged Internet protocol and public switched telephone networks to the Company’s product offering, the Company acquired all of the outstanding capital stock of Telemate.Net by means of a subsidiary merger. The merger consideration was approximately $4.1 million, consisting of 24,758,070 shares of the Company’s common stock with a fair value of $16.6 million, assumed options to acquire 5,420,206 shares of the Company’s common stock with exercise prices ranging from $.20 to $5.42 per share (estimated fair value of $1.8 million, using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 128%; expected life — one year; risk-free interest rate —

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Mergers and Acquisitions — (Continued)

3.3%; and expected dividend yield — 0%), deferred compensation of $131,000 (Note 9) and acquisition costs of approximately $2.0 million, reduced by retirement of the Company’s Series B redeemable preferred stock (“Series B Preferred Stock”) of $15.0 million and $438,000 of accrued interest thereon and notes receivable from shareholders assumed of $947,000, which are included in shareholders’ equity.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired totaled approximately $1.1 million and was allocated to goodwill.

      On July 27, 2001, in order to enter the next-generation networking and technology market, the Company acquired from WA Telcom Products Co., Inc. (“WATP”) all of the outstanding capital stock of NACT pursuant to that certain Stock Purchase Agreement, between the Company and WATP, dated as of June 4, 2001, as amended (“the Purchase Agreement”), whereby NACT became a wholly-owned subsidiary of the Company. The purchase consideration was approximately $20.6 million, consisting of a cash payment of $14.2 million at closing funded primarily by the sale by the Company of $15.0 million of Series B Preferred Stock to Telemate.Net, an additional amount payable on March 31, 2002 of up to $5.3 million plus interest at prime, a grant to NACT’s employees of in-the-money non-qualified options to purchase shares of the Company’s common stock with a value of $625,000 and acquisition costs of approximately $500,000.

      On March 29, 2002, the Company entered into a Settlement Agreement and General Release (the “WATP Settlement Agreement”) with WATP which provided for a restructuring of the $5.3 million deferred payment due by the Company to WATP pursuant to the Purchase Agreement. Pursuant to the WATP Settlement Agreement, the Company’s obligation to pay to WATP the deferred payment (the “Deferred Amount”) on the date the Company filed its Annual Report on Form 10-K for the year ended December 31, 2001, was restructured pursuant to the terms and conditions of a Convertible Secured Promissory Note dated April 25, 2002, made by the Company in favor of WATP, in the aggregate principal amount of $4.25 million, together with interest accrued thereon (the “Note”). Pursuant to the WATP Settlement Agreement, the Company paid to WATP $1.5 million on April 1, 2002, which payment was applied to the $1.5 million payment due on April 25, 2002, by the Company to WATP pursuant to the Note. Pursuant to the Note, the Company also paid $500,000 on July 1, 2002 and October 1, 2002. In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the Note. The Company paid $1.4 million plus accrued interest and recognized an extraordinary item — gain on early retirement of debt of $350,000. The WATP Settlement Agreement was approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, which has jurisdiction over WATP’s pending bankruptcy proceeding.

      Furthermore, pursuant to the WATP Settlement Agreement, the Company and WATP released each other from claims against each other arising out of or related to the Purchase Agreement. Management’s estimate of the claims against WATP totaled approximately $1.3 million, which equaled the reduction of the deferred payment and previously accrued interest expense on the deferred payment.

      In accordance with the terms of the definitive stock purchase agreement between the Company and Telemate.Net, on July 27, 2001, Telemate.Net purchased $15.0 million of Series B Preferred Stock to fund the Company’s acquisition of NACT (see Note 9).

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired (including identified intangible assets of $1.7 million, which are being amortized over a three-year life) totaled approximately $10.2 million and was allocated to goodwill.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Mergers and Acquisitions — (Continued)

      Prior to the purchase of NACT, the Company became an NACT reseller in the first quarter of 2001. The Company resold NACT gateway solution systems with product revenues for the six months prior to acquisition totaling $2.8 million and cost of product sales of $2.1 million.

Allocation of Purchase Price

	MCK	Clarent	Telemate.Net	NACT

Cash	$10,575	$571	$4,810	$2,538
Restricted cash	2,015	115	—	—
Accounts receivable	1,045	2,717	618	5,233
Inventories	423	5,465	—	4,559
Other current assets	453	613	743	755
Property and equipment	365	1,650	563	2,505
Other intangibles	3,600	821	—	1,700
Goodwill(1)	14,473	—	1,062	10,171
Accounts payable	(508)	(103)	(217)	(726)
Accrued compensation	(195)	(198)	(427)	(769)
Current portion of accrued costs of MCK purchase	(5,810)	—	—
Accrued expenses	(782)	(331)	(1,350)	(49)
Deferred revenue	(524)	(480)	(1,827)	—
Deferred payment on purchase of NACT	—	—	—	(5,340)
Deferred compensation	—	—	131	—

Cost of acquisition	$25,130	$10,840	$4,106	$20,577

(1)	Prior to MCK goodwill write-down of $10.9 million

Pro Forma Effect of MCK, Clarent, Telemate.Net and NACT

      The following unaudited pro forma information presents the results of continuing operations of the Company as if the acquisitions of MCK and Clarent had taken place on January 1, 2002 and the acquisitions of Telemate.Net and NACT had taken place on January 1, 2001 (in thousands, except per share amounts):

	2003(1)	2002(1)	2001

Revenues	$70,325	$92,039	$47,567
Loss from continuing operations	$(16,740)	$(8,838)	$(17,623)
Net loss	$(16,740)	$(9,169)	$(155,362)
Loss from continuing operations per common share - basic and diluted	$(0.15)	$(0.09)	$(0.25)
Net loss per common share — basic and diluted	(0.15)	(0.09)	(2.04)
Weighted average shares outstanding — basic and diluted	112,556	98,812	76,137

(1)	The write-down of goodwill in 2003 for MCK of $10.9 million is excluded from the amounts for 2003 and 2002.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Unconsolidated Affiliates

Shanghai BeTrue Infotech Co., Ltd.

      On October 1, 2002, the Company acquired a 51% interest in Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”). The remaining 49% interest in BeTrue is owned by Shanghai Tangsheng Investments & Development Co. Ltd (“Shanghai Tangsheng”). The joint venture provides the Company with an immediate distribution channel into the China and Asia-Pacific region for the Company’s application-based Voice over Internet Protocol gateway solutions, billing systems, value-added applications and web filtering solutions. Due to the shared decision making between the Company and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      The Company purchased the 51% interest in BeTrue for $100,000 from NeTrue Communications, Inc., Shanghai Tangsheng’s former joint venture partner. The Company also contributed to the joint venture certain next-generation communication equipment and software valued at approximately $236,000 and $100,000 cash.

      Summarized financial information reported by this affiliate for the year ended December 31, 2003 and for the period subsequent to the Company’s investment for the fourth quarter ended December 31, 2002 (in thousands) are as follows:

		Quarter
	Year Ended	Ended
	December 31,	December 31,
	2003	2002

Operating results:
Revenues	$3,324	$725

Operating income (loss)	$128	$(5)

Net income (loss)	$141	$(9)

      The Company had approximately $60,000 in sales to BeTrue during the year ended December 31, 2003 and none in 2002.

5.     Discontinued Operations

      Following the acquisition of NACT in July 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144, effective for the fourth quarter of 2001. The legacy VAR business is included with HSG (which was reported as discontinued operations beginning in 2000) for a combined presentation of discontinued operations.

      During 2000, the Company’s board of directors decided to dispose of HSG. In December 2000, the Company completed the sale of its domestic lodging business and international hospitality business for aggregate proceeds of $10.0 million. The Company sold its restaurant solutions business for aggregate proceeds of $8.5 million in January 2001.

      The loss on the sale of HSG totaled $11.5 million. A loss of $11.0 million was recorded in the third and fourth quarters of 2000 and an additional $500,000 was recorded in the third quarter of 2001, the latter related to winding up the Company’s international hospitality operations, the assets of which were sold in the fourth quarter of 2000. The 2000 loss included a reduction in asset values of approximately $6.7 million and a provision for anticipated closing costs and operating losses until disposal of approximately $4.3 million.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Discontinued Operations — (Continued)

      There were no results of discontinued operations for the year ended December 31, 2003. Summary operating results of the discontinued operations (in thousands) are as follows:

	For the Year Ended
	December 31,

	2002	2001

Revenue	$223	$12,762

Gross (loss) profit	(331)	374

Operating loss	(331)	(135,598)
Loss on disposal of assets	—	(500)

Loss from discontinued operations	$(331)	$(136,098)

      The loss from discontinued operations in 2001 includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, reorganization costs of $9.2 million and amortization of deferred compensation of $267,000.

      The reorganization costs consist of the following (in thousands):

2001

Severance costs	$1,217
Facilities closings	6,162
Inventory write-down	1,005
MessageClick ASP exiting costs	824

$9,208

      Liabilities of discontinued operations (in thousands) are as follows:

	December 31,

	2003	2002

Accrued restructuring costs	$1,472	$2,010
Other current liabilities	401	1,121

Liabilities of discontinued operations	$1,873	$3,131

      Accrued restructuring costs relates primarily to several leases for buildings and equipment that are no longer being utilized in continuing operations. The accrual is for all remaining payments due on these leases, less estimated amounts to be paid by any sublessors. The accrual for one of the leases with total payments remaining through January 31, 2010 of $2.4 million assumes that the building will be sub-leased for approximately 44% of the total lease liability over the remaining term of the lease.

      The 2003 activity in the liabilities of discontinued operations (in thousands) was as follows:

Balance December 31, 2002	$3,131
Lease payments, net of sublease receipts	(739)
Other payments	(720)
Additional lease accrual	201

Balance December 31, 2003	$1,873

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Financing Arrangements

      In February 2003, the Company amended its original credit agreement (the “Original Credit Agreement”) with its primary lender, Silicon Valley Bank (“Silicon”) to increase the Company’s credit line with Silicon from $5.0 million to $10.0 million, subject to borrowing availability. The Company also entered into certain additional arrangements with Silicon including an export-import (“EX-IM”) facility that will provide for working capital based on the Company’s international accounts receivable and inventories related to export sales. The Company and Silicon further amended the credit facility in connection with the acquisition of MCK and the acquisition of substantially all of the business assets along with related liabilities of Clarent (as amended, the “Amended Credit Agreement”). The Company’s borrowings under the Amended Credit Agreement are secured by substantially all of the assets of the Company. Interest on borrowings under the Amended Credit Agreement at 2.0% above Silicon’s Base Rate, with a minimum Base Rate of 4.25% (6.25% at December 31, 2003). The Amended Credit Agreement provides for up to $2.5 million in letters of credit. Advances are limited by a formula based on eligible receivables, inventories, certain cash balances, outstanding letters of credit and certain subjective limitations. Interest payments are due monthly, and the Amended Credit Agreement expires in August 2004. The Amended Credit Agreement includes a loan fee of $170,000 and ..375% per annum on unused available borrowings. Under the terms of the Amended Credit Agreement, the Company must maintain a minimum EBITDA (earnings before interest, taxes, depreciation and amortization), computed monthly, and may not declare dividends or incur any additional indebtedness without the consent of Silicon, and must comply with other financial covenants, as defined in the Amended Credit Agreement. The Company was not in compliance with the EBITDA covenant as of December 31, 2003 and received a waiver. In February 2004, the Company and Silicon further amended the credit facility to replace the EBITDA covenant, with an adjusted minimum cash on hand requirement and a tangible net worth covenant.

      Pursuant to the loan commitment letter with Silicon, on February 12, 2003, the Company issued to Silicon a warrant to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.44 per share. The fair value of the warrants issued totaled approximately $119,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 104%; expected life — five years; risk-free interest rate — 3.0%; and expected dividend yield — 0%. The loan fees and fair value of the warrants issued are being amortized to interest expense over the term of the Amended Credit Agreement.

      The Company had no borrowings under the Amended Credit Agreement as of December 31, 2003. The availability under the Amended Credit Agreement at December 31, 2003 was $7.8 million. (This amount does not include the effect of MCK on the Company’s borrowing ability because Silicon has not yet conducted an audit that would determine the amount of MCK receivables to be included in the borrowing base. In addition, the Company was not borrowing and did not need the additional borrowing availability. The Company estimates that including the MCK receivables would increase availability by approximately $1.5 million). The Company has an outstanding stand-by letter of credit in the amount of $200,000 at December 31, 2003, which would reduce borrowing capacity under the Amended Credit Agreement.

      In addition, the Company’s subsidiary MCK has an outstanding stand-by letter of credit, of which their landlord is the named beneficiary, in the amount of $1.5 million that is secured by restricted cash in the amount of $2.1 million at December 31, 2003. This letter of credit was cancelled and replaced in January 2004 with a letter of credit under the Company’s Amended Credit Agreement.

7.     Convertible Subordinated Debentures

      In connection with the Company’s acquisition of MessageClick, certain investors of MessageClick purchased $4.5 million of the Company’s 7.5% convertible subordinated debentures and warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price of $7.50 per share. The

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Convertible Subordinated Debentures — (Continued)

debentures are convertible into the Company’s common stock at a conversion price of $3.57. The convertible subordinated debentures are due November 22, 2005. The debentures have been discounted to reflect the fair value of the warrants issued, totaling approximately $1.4 million, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The unamortized discount totaled approximately $521,000 at December 31, 2003. In addition, the Company paid certain private placement fees and attorney’s fees in connection with the sale of the debentures totaling $50,000. The fees are being amortized to interest expense over the term of the debentures. The net value of the convertible subordinated debentures is approximately $4.0 million at December 31, 2003.

      The Company issued $7.0 million of its 5% convertible subordinated debentures, along with warrants to purchase 364,584 shares of the Company’s common stock at an exercise price of $5.03 per share, during the year ended December 31, 2000. In January 2001, the Company modified the terms of its 5% convertible subordinated debentures. According to the modified terms of the convertible subordinated debentures, the Company repurchased $4.5 million of the outstanding $7.0 million of its 5% convertible subordinated debentures. Of the remaining $2.5 million in outstanding 5% convertible subordinated debentures, $1.5 million were converted by the investors into the Company’s common stock at a price of $1.40 per share. The remaining $1.0 million of 5% convertible subordinated debentures was converted at $1.19 per share. In connection with this modification, the Company issued warrants to purchase 945,378 shares of the Company’s common stock at an exercise price of $1.64 per share. The fair value of the warrants issued, totaled approximately $977,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 91%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The cost of conversion, including the warrants issued, totaled $1.6 million in the year ended December 31, 2001.

      The cost of conversion is reflected as other expense in the consolidated statement of operations for the year ended December 31, 2001 and consisted of the following (in thousands):

Fair value of warrants issued	$977
Write off of related discount	365
Write off of related loan fees	165
Beneficial conversion	107
Legal and other costs	26

$1,640

8.     Reorganization Costs

      In the first and third quarters of 2003, the Company initiated reorganizations to accommodate the acquisition of the assets of Clarent and as a part of its effort to consolidate functions and improve operational efficiencies, the Company eliminated 25 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $425,000 during the year ended December 31, 2003. The reorganization costs consist of severance costs and non-cash stock compensation expense related primarily to the acceleration of vesting of options.

      In the third and fourth quarters of 2002, the Company initiated certain restructuring plans. As a part of the Company’s efforts to improve operational efficiencies and financial performance the Company eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000 during the year ended December 31, 2002.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Shareholders’ Equity

Preferred Stock

      The Company originally authorized 1,000,000 shares of preferred stock, 30,000 of which were designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”). All 30,000 shares of the Series A Preferred Stock have been converted into 300,000 shares of the Company’s common stock.

      In 2001, concurrent with the acquisition of NACT, the Company issued and sold to Telemate.Net an aggregate of $15.0 million of Series B Preferred Stock at a price of $20.00 per share. Upon the acquisition of Telemate.Net, these shares were retired. There were no outstanding shares of the Company’s preferred stock at December 31, 2003 and 2002. Currently, there are 220,000 shares of undesignated preferred stock, which are authorized but unissued.

Private Placements

      On October 17, 2002, the Company issued 9,646,302 units of the Company’s securities (“Units”), with each Unit consisting of one share of common stock and a warrant to purchase one share of common stock, at a purchase price of $0.311 per Unit, resulting in aggregate proceeds of approximately $3.0 million less issuance costs of $15,000. Each warrant entitles the holder to purchase one share of restricted common stock at an exercise price of $0.311 per share. The warrants are immediately exercisable for a five-year period and are callable at any time following the date of issuance if the closing price of the Company’s common stock equals or exceeds $1.20 for ten consecutive trading days. In 2003, the Company exercised the call feature in these warrants resulting in aggregate proceeds of $3.0 million.

Stock Warrants

      In connection with various financing and acquisition transactions, and related services provided to the Company, the Company has issued warrants to purchase the Company’s common stock.

      During 2003, the Company issued 350,000 warrants in connection with the Company’s Original Credit Agreement (see Note 6). The warrants were exercised in 2003 resulting in aggregate proceeds of $154,000.

      During 2002, the Company issued 9,646,302 warrants in connections with the Company’s private placement on October 17, 2002, per above discussion, and 308,641 on May 15, 2002 in connection with the Company’s Original Credit Agreement (see Note 6). The Company exercised the call feature for the warrants related to the private placement. These warrants were exercised in 2003 resulting in aggregate proceeds of $3.2 million.

      During 2001, the Company issued 945,378 warrants in connection with the modification of the terms of its 5% convertible subordinated debt agreement.

      During 2000, the Company issued 364,584 warrants in connection with its 5% convertible subordinated debentures and 181,901 warrants in connection with its 7.5% convertible subordinated debentures. In addition, warrants issued by Cereus to purchase shares of Cereus common stock were assumed by the Company and converted at a rate of 1.75 shares of the Company’s common stock per share of Cereus common stock at the time the Company acquired Cereus. These warrants, after conversion, totaled 13,131,192 and were issued to employees and non-employees related to financing transactions of Cereus.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Shareholders’ Equity — (Continued)

      A summary of warrants outstanding at December 31, 2003, is as follows:

		Weighted
	Number of	Average
	Outstanding	Exercise
Exercise Price	Warrants	Price	Expiration Date

$0.01	37,532	$0.01	September 2005 — October 2006
$1.50-$1.82	1,244,106	$1.63	August 2005 — January 2006
$3.09-$5.25	767,749	$4.21	January 2004 — October 2006
$5.62-$5.65	4,534,839	$5.65	February 2005 — September 2005
$5.88	1,275,970	$5.88	November 2005
$6.00	150,000	$6.00	October 2006

Total	8,010,196	$4.90

      As of December 31, 2003, all of the warrants are vested.

      The exercise price and number of outstanding warrants for certain warrants previously issued have been adjusted according to their antidilution provisions.

10.     Stock Option Plan

      The Company has a stock option plan for employees, consultants, and other individual contributors to the Company which enables the Company to grant up to 15.0 million qualified and nonqualified incentive stock options (the “1999 Plan”). In 2001, the 1999 Plan was amended to increase the amount of stock options available for grant from 10.0 million to 15.0 million shares. The Company adopted the 1999 Plan which aggregates the Company’s prior stock option plans, in the second quarter of 1999. The qualified options are to be granted at an exercise price not less than the fair market value at the date of grant. Subject to certain exceptions, the aggregate number of shares of common stock that may be granted through awards under the 1999 Plan to any employee in any calendar year may not exceed 300,000 shares. The compensation committee of the Company’s board of directors determines the period within which options may be exercised, but no option may be exercised more than ten years from the date of grant. The compensation committee also determines the period over which the options vest. Options are generally exercisable for ten years from the grant date and generally vest over a four-year period from the date of grant.

      The 1999 Plan also provides for stock purchase authorizations and stock bonus awards. Stock bonus awards totaling 86,000 have been granted under the 1999 Plan for the year ended December 31, 2002. None were awarded for 2003 and 2001. Total options remaining available for grant under the 1999 Plan as of December 31, 2003 were 1,958,752.

      Upon the acquisition of Telemate.Net in November 2001, the Company assumed the Telemate Stock Incentive Plan and the Telemate.Net Software, Inc. 1999 Stock Incentive Plan (the “Telemate.Net Plans”), and the options outstanding thereunder. The options outstanding under the Telemate.Net Plans were converted at a rate of 2.62 shares of the Company’s common stock per share of Telemate.Net’s common stock at the time of the acquisition and totaled 5,420,206 shares. These options, at the time of acquisition, had an estimated fair value of $1.8 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 128%; expected life — one year; risk-free interest rate — 3.3%; and expected dividend yield — 0%, and was included in the cost of the acquisition. The Company does not plan to issue any additional shares under the Telemate.Net Plans.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Stock Option Plan — (Continued)

      In connection with the acquisition of Telemate.Net, the Company recorded deferred compensation of approximately $131,000 for the aforementioned options granted by Telemate.Net prior to the acquisition which were exchanged for the Company’s options. The Company amortizes deferred compensation over three years, the weighted-average vesting period of the options. The Company amortized to non-cash compensation expense approximately $29,000, $48,000 and $8,000 of the deferred compensation related to these option grants for the years ended December 31, 2003, 2002 and 2001, respectively. The Company reduced deferred compensation due to forfeitures relating to these options totaling approximately $5,000 and $41,000 during the years ended December 31, 2003 and 2002, respectively.

      Upon the acquisition of Cereus in September 2000, the Company assumed the Cereus Technology Partners, Inc. 1997 Stock Option Plan (the “Cereus Plan”), and the options outstanding thereunder. The options outstanding under the Cereus Plan were converted at a rate of 1.75 shares of the Company’s common stock per share of Cereus common stock at the time of the acquisition and totaled 1,376,708. These options, at the time of acquisition, had an estimated fair value of $2.8 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition. The Company does not plan to issue any additional shares under the Cereus Plan.

      In connection with the acquisition of Cereus, the Company recorded deferred compensation of approximately $6.9 million for the aforementioned options granted by Cereus prior to the acquisition which were exchanged for the Company’s options. The Company amortizes deferred compensation over four years, the vesting period of the options. The Company amortized to non-cash compensation expense approximately $750,000, $1.1 million and $1.8 million of the deferred compensation related to these option grants for the years ended December 31, 2003, 2002 and 2001, respectively. The Company reduced deferred compensation due to forfeitures relating to these options totaling approximately $155,000 and $1.2 million during the years ended December 31, 2002 and 2001, respectively.

      Prior to the Company’s acquisition of Cereus, Cereus granted stock warrants totaling 3,680,000 in 2000 to certain employees and directors outside the Cereus Plan in addition to the warrants discussed in Note 9. These stock warrants have contractual terms of 5-10 years. The majority of these warrants have an exercise price equal to the fair market value of Cereus’s common stock at the grant date. The warrants granted in 2000 vest over various terms not to exceed seven years, beginning on the date of the grant. These warrants were assumed by the Company and converted as contemplated in the merger agreement with respect to the Company’s acquisition of Cereus to 6,440,000 warrants at the time of the Cereus acquisition. The fair value of these warrants at the time of the acquisition, estimated to be $15.5 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition.

      The Company accelerated vesting and extended exercise dates on options for certain terminated individuals in connection with reorganizations during 2003 and 2002 (see Note 8). As a result, the Company recorded a non-cash charges of approximately $219,000 and $23,000 for the years ended December 31, 2003 and 2002, respectively, representing the value of the accelerated vesting and extended exercise dates for certain terminated employees. The expense is included in reorganization costs.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Stock Option Plan — (Continued)

      A summary of the status of the Company’s stock options granted to employees, and the above warrants granted by Cereus, prior to its acquisition by the Company, as of December 31, 2003, December 31, 2002, and December 31, 2001 and the changes during the years ended on these dates is presented below:

	2003		2002		2001

	Number of	Weighted	Number of	Weighted	Number of	Weighted
	Shares of	Average	Shares of	Average	Shares of	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices

Outstanding at beginning of the year	15,798,288	$2.13	18,029,478	$2.57	14,599,370	$4.19
Granted	4,863,197	1.07	1,366,300	1.46	9,547,453	0.90
Exercised	3,702,017	0.55	847,082	0.34	1,090,702	0.60
Forfeited	2,231,704	2.52	2,750,408	5.10	5,026,643	4.53
Expired	—	—	—	—	—	—

Outstanding at end of year	14,727,764	2.13	15,798,288	2.13	18,029,478	2.57

Exercisable at end of year	10,143,506	2.29	9,901,956	2.16	8,210,833	2.49

Weighted-average fair value of all options granted		0.85		0.70		0.75
Weighted-average remaining contractual life of outstanding options		6.99		6.46		7.69

      The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Assumption	2003	2002	2001

Expected Term	4.00	4.00	4.00
Expected Volatility	115.00%	110.00%	130.00%
Expected Dividend Yield	0.00%	0.00%	0.00%
Risk-Free Interest Rate	3.00%	3.00%	3.32%

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Stock Option Plan — (Continued)

      The following table summarizes information about employee stock options and the above warrants granted by Cereus, prior to its acquisition by the Company, outstanding at December 31, 2003:

	Options and Warrants		Options and Warrants
	Outstanding		Exercisable

	Number		Number
	Outstanding	Wgtd. Avg.	Exercisable	Wgtd. Avg.
Range of Exercise Prices	at 12/31/03	Exercise Price	at 12/31/03	Exercise Price

$0.19 to $0.50	3,713,881	$0.42	2,240,131	$0.40
$0.51 to $1.19	1,802,330	0.94	870,717	0.86
$1.20 to $1.50	468,000	1.44	414,750	1.46
$1.51 to $2.14	4,592,619	2.14	3,661,369	2.14
$2.15 to $3.05	290,690	2.75	282,226	2.75
$3.06 to $4.00	1,795,734	3.50	920,859	3.44
$4.01 to $5.00	1,381,435	4.23	1,074,535	4.25
$5.01 to $18.00	683,075	6.77	678,919	6.77

$0.19 to $18.00	14,727,764	$2.13	10,143,506	$2.29

      If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	2003	2002	2001

Net loss, as reported	$(18,287)	$(2,726)	$(147,615)
Add: Stock-based compensation expense included in net loss	780	1,173	1,766
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(3,146)	(3,296)	(4,114)

Pro forma net loss	$(20,653)	$(4,849)	$(149,963)

Net loss per common share As reported	$(0.18)	$(0.03)	$(2.71)
Pro forma	(0.21)	(0.06)	(2.76)

11.     Income Taxes

      The components of loss from continuing operations, before income taxes were (in thousands):

	Years Ended December 31,

	2003	2002	2001

Domestic	$(17,421)	$(2,595)	$(11,417)
Foreign	(866)	—	—

	$(18,287)	$(2,595)	$(11,417)

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes — (Continued)

      The significant components of income taxes for continuing operations are as follows (in thousands):

	Years Ended December 31,

	2003	2002	2001

Income Taxes:
Currently Payable:
Domestic	$—	$(200)	$100
Foreign	—	—	—

	—	(200)	100
Deferred
Domestic	—	—	—
Foreign	—	—	—

	—	—	—

Income Tax (Benefit) Expense	$—	$(200)	$100

      A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax was as follows:

	Years Ended December 31,

	2003	2002	2001

Statutory U.S. rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(4.0)	(4.0)	(4.0)
Non-deductible charges for intangibles	23.3	7.5	29.3
Effect of acquisitions	—	—	(8.4)
Effect of valuation allowance	17.2	1.2	8.3
Other permanent differences	(8.4)	15.2	8.9
Non-deductible compensation	0.0	0.9	—
Effect of expiring net operating loss	5.9	13.2	—
Reversal of accrued exposure no longer necessary	—	(6.8)	—

Total income tax expense (benefit)	0.0%	(6.8)%	0.1%

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes — (Continued)

      Deferred income taxes are recognized to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$63,133	$48,161
Capital loss carryforwards	269	269
Research and development credits	1,248	1,248
Foreign research and development expenses	1,502	—
Foreign investment tax credits	1,246	—
Unearned revenue	1,906	2,044
Reserves	3,875	1,929
Compensation accruals	423	1,843
Intangible assets	705	2,099
Depreciable assets	2,791	1,182
Other	235	—
Valuation allowance	(77,333)	(58,775)

Net deferred tax asset	$—	$—

      The valuation allowance for deferred tax assets as of December 31, 2003, was approximately $77.3 million. The increase of $18.5 million in the total valuation allowance for 2003 is due partly to the establishment of valuation reserves on acquired deferred tax assets ($15.4 million) and partly to increases in above described temporary differences on which a valuation allowance was provided.

      Substantially all of the companies deferred tax assets are attributable to acquisitions accounted for as purchase transactions. The valuation allowances associated with these deferred assets will be credited to goodwill if and when realized. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company’s management believes it is more likely than not the Company will not realize the benefits of the deferred tax assets, net of existing valuation allowances, as of December 31, 2003 and 2002.

      At December 31, 2003, the Company had net operating loss (“NOL”) carry-forwards of approximately $162.1 million and other business tax credits of approximately $1.2 million, a substantial portion of which are subject to certain limitations under the Internal Revenue Code Section 382. If not utilized, the NOLs will begin expiring in years 2004 through 2023. In addition the Company had foreign investment tax credits totaling approximately $1.2 million which begin expiring in years 2009 through 2013.

12.     Savings and Retirement Plan

      The Company sponsors a 401(k) savings and retirement plan which is available to all eligible employees. Under the plan, the Company may make a discretionary matching contribution. Discretionary matching contributions were approximately $266,000, $209,000 and $132,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Employee Stock Purchase Plan

      On November 16, 1999, the Company adopted the Verso Technologies, Inc. 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”), which offers employees the right to purchase shares of the Company’s common stock at 85% of the market price, as defined. Under the Stock Purchase Plan, full-time or part-time employees, except persons owning 5% or more of the Company’s common stock, who have worked for the Company for at least 15 consecutive days before the beginning of the offering period are eligible to participate in the Stock Purchase Plan. Employees may elect to have withheld up to 10% of their annual salary up to a maximum of $25,000 per year to be applied to the purchase of the Company’s unissued common stock. The purchase price is generally equal to 85% of the lesser of the market price on the beginning or ending date of the offering periods under the Stock Purchase Plan. A maximum of 1,000,000 shares of the Company’s common stock may be purchased under the Stock Purchase Plan. Shares issued under the Stock Purchase Plan were 166,160, 290,171 and 211,965 for the years ended December 31, 2003, 2002 and 2001, respectively.

14.     Other Commitments and Contingencies

Leases

      The Company leases office space and certain equipment under operating leases which expire at various dates through 2010 with some leases containing options for renewal. Rent expense for continuing operations under these leases was $3.1 million, $2.3 million and $1.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      As of December 31, 2003, approximate future commitments under operating leases and future minimum rentals to be received under noncancelable subleases in excess of one year are as follows (in thousands):

				Accrued Costs of
		Discontinued Operations		MCK Acquisition
		(See Note 5)		(See Note 3)
	Continuing
	Operations	Leases	Subleases	Leases	Subleases

2004	$2,974	$988	$(706)	$1,345	$(686)
2005	2,826	378	(230)	1,295	(686)
2006	2,363	370	(214)	1,314	(686)
2007	2,088	378	(156)	439	(229)
2008	2,076	386	(160)	—	—
Thereafter	2,065	394	(164)	—	—

Total	$14,392	$2,894	$(1,630)	$4,393	$(2,287)

15.     Segment Information

      The Company reports information for three segments, the Carrier Solutions Group, the Enterprise Solutions Group and the Advanced Applications Services Group. Previously the Company reported two segments, the Carrier Solutions Group and the Enterprise Solutions Group. In 2004, the Company changed its internal reporting and decision-making for the Enterprise Solutions Group and segregated the activity of the Advanced Applications Services Group. Management evaluates the business segment performance based on contributions before unallocated items. Inter-segment sales and transfers are not significant.

Carrier Solutions Group:	The Company’s Carrier Solutions Group consists of the operations of the Company’s Clarent softswitching division and the Company’s switching subsidiary, NACT. The Company’s Carrier Solutions Group includes hardware and software, integration, applications and technical training and support.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Segment Information — (Continued)

Enterprise Solutions Group:	The Company’s Enterprise Solutions Group consists of the operations of the Company’s Clarent Netperformer division, the Company’s subsidiaries Telemate.Net and MCK. The Enterprise Solutions Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. Additionally, the Enterprise Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices, as well as customer support.

Advanced Applications Services Group:	The Company’s Advanced Applications Services Group consists of the Company’s technical applications support group which was previously included as part of the Enterprise Solutions Group, and includes outsourced technical application services and application installation and training services to outside customers, as well as customers of the Company’s Carrier Solution Group and Enterprise Solution Group segments.

      Summarized financial information concerning the Company’s reportable segments is shown in the following table (in thousands):

			Advanced
	Carrier	Enterprise	Applications
	Solutions	Solutions	Services
	Group	Group	Group	Total

For the Years Ended December 31,
2003
Revenue	$29,744	$16,743	$13,011	$59,498
Contribution before unallocated items	4,048	6,545	5,178	15,771
Goodwill	10,170	4,605	1,453	16,228
Total assets	28,279	16,546	4,381	49,206

2002
Revenue	$26,319	$5,940	$12,539	$44,798
Contribution before unallocated items	7,060	3,473	4,886	15,419
Goodwill	10,170	1,062	1,453	12,685
Total assets	28,045	1,589	4,629	34,263

2001
Revenue	$15,773	$1,216	$12,910	$29,899
Contribution (loss) before unallocated items	4,890	(706)	3,867	8,051
Goodwill	10,170	1,062	1,453	12,685
Total assets	26,205	2,847	2,611	31,663

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Segment Information — (Continued)

      The following table reconciles the total contribution before unallocated items to the loss from continuing operations (in thousands):

	Years Ended December 31,

	2003	2002	2001

Contribution before unallocated items, per above	$15,771	$15,419	$8,051
General and administrative expenses	(6,967)	(6,095)	(7,926)
Sales and marketing expenses	(9,642)	(6,835)	(3,307)
Depreciation	(2,900)	(2,730)	(2,160)
Amortization of intangibles	(1,317)	(592)	(1,511)
Deferred compensation	(780)	(1,173)	(1,766)
Write-down of goodwill	(10,930)	—	—
Reorganization costs	(425)	(324)	—
Other income	338	881	(1,437)
Equity in income (loss) of investment	73	(5)	—
Interest expense, net	(1,508)	(1,141)	(1,361)
Income taxes	—	200	(100)

Loss from continuing operations	$(18,287)	$(2,395)	$(11,517)

      The following table reconciles the segment total assets to the Company’s total assets:

	Years Ended
	December 31,

	2003	2002

Total assets before unallocated items, per above	$49,206	$34,263
Corporate assets:
Cash and cash equivalents	7,654	692
Restricted cash	2,290	300
Other current assets	144	592
Property and equipment, net	3,285	3,388
Investment	673	600

	$63,252	$39,835

      Following the acquisition of substantially all the business assets along with certain liabilities of Clarent in February 2003, the Company began conducting research and development in Canada. International sales of the Company’s products and services continue to originate only from the United States. The geographic distribution of the Company’s revenue and contribution before unallocated items (in thousands) are as follows:

	Canada	United States	Total

For the Year Ended December 31,
2003
Revenue	$—	$59,498	$59,498
Contribution before unallocated items	(3,485)	19,256	15,771
Total Assets	1,514	61,738	63,252

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Other Events

Settlement with RSL Communications, Ltd. and Affiliates

      On or about July 6, 2000, RSL Communications, Ltd., (together with certain of its affiliates (collectively, “RSL”)) filed with the American Arbitration Association (“AAA”) a demand for arbitration against NACT, which became a wholly-owned subsidiary of the Company on July 27, 2001. In the arbitration, RSL claimed that, pursuant to a Sales Agreement between RSL and NACT, NACT breached its obligation to indemnify and defend RSL against patent infringement claims made against RSL by Aerotel, Ltd. in an action pending in the United States District Court for the Southern District of New York. RSL sought to recover from NACT amounts paid by RSL to defend itself in such patent infringement action, which RSL claimed was approximately $2.0 million, together with other unspecified damages resulting from NACT’s alleged breach. On March 13, 2002, the Company entered into a Settlement Agreement and General Release (the “RSL Settlement Agreement”) with RSL, which provided that the Company issue to RSL 523,430 shares of the Company’s common stock (the “Settlement Shares”) and deposit $200,000 in escrow. Pursuant to the terms of the RSL Settlement Agreement, the Company filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-3 covering the resale of the Settlement Shares (the “Registration Statement”), which Registration Statement was declared effective by the SEC on June 17, 2002. On June 17, 2002, the Company issued 523,430 shares of the Company’s common stock with a market value on the effective date of the Registration Statement of approximately $403,000 and the $200,000 plus accrued interest held in escrow was released to RSL at that time. These obligations have been accrued for in the prior year.

Settlement of Certain Litigation

      On or about February 8, 2002, William P. O’Reilly, a former executive officer and director of the Company; Montana Corporation, Mr. O’Reilly’s consulting company; Clunet R. Lewis, a former officer of the Company; and CLR Enterprises, Inc., Mr. Lewis’ consulting company, filed with the AAA a demand for arbitration against the Company. Messrs. O’Reilly and Lewis and their respective consulting companies sought to have enforced the Consulting Agreements dated April 1, 1999, as amended, to which they and the Company are parties (the “Consulting Agreements”). Messrs. O’Reilly and Lewis claimed that the Company’s attempt by written notice dated June 1, 2001, to terminate the Consulting Agreements effective March 31, 2002, was ineffective and, as a result, such Consulting Agreements have automatically renewed for additional two-year terms, which terms expire on March 31, 2004. Under the terms of the Consulting Agreements, Messrs. O’Reilly and Lewis are to receive, among other things, consulting fees of $250,000 and $240,000 per year, respectively. The Company denied their claims, and the matter was presented to an AAA arbitrator in a hearing held on December 10, 2002. While the matter remained pending before the arbitrator for decision, the parties settled the claims presented in the arbitration proceeding pursuant to that certain Arbitration Award Agreement, dated as of February 3, 2003, between Mr. O’Reilly, Montana Corporation and the Company and that certain Arbitration Award Agreement, dated as of February 3, 2003, between Mr. Lewis, CLR Enterprises, Inc. and the Company (together, the “Arbitration Award Agreements”). Pursuant to the Arbitration Award Agreements, (i) on February 4, 2003, the Company issued to each of Mr. O’Reilly and Mr. Lewis 275,000 restricted shares of the Company’s common stock; and (ii) on March 14, 2003, the Company entered into thirty-month consulting agreements with each of Mr. O’Reilly and Mr. Lewis (together, the “New Consulting Agreements”). During the terms of the New Consulting Agreements, the Company shall pay to Mr. O’Reilly and Mr. Lewis an aggregate of approximately $173,000 and $160,000, respectively, in three installment payments, payable entirely in shares of the Company’s common stock, valued at the average closing price per share for a period of twenty trading days prior to the date the installment payments are due. The Arbitration Award Agreements provide that the consideration set forth therein and in the New Consulting Agreements shall be full satisfaction of any and all amounts the AAA arbitrator may

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Other Events — (Continued)

award. On March 14, 2003, the AAA arbitrator awarded $250,000 and $240,000 to Mr. O’Reilly and Mr. Lewis, respectively. These items were accrued in 2002.

      On or about May 21, 2001, John M. Good, a former employee of the Company, filed a lawsuit in the Court of Common Pleas, Cuyahoga County, Ohio, against the Company claiming, among other things, fraud, negligence, securities fraud, breach of contract, conversion and damages resulting from and related to the Company’s alleged failure to deliver, on or about January 3, 2000, 50,000 shares of the Company’s common stock to Mr. Good upon his exercise of an option to purchase such shares. The matter was set for jury trial on February 17, 2003. Based upon the Company’s anticipated exposure and the cost of litigation, on January 16, 2003, the Company and Mr. Good reached an agreement to settle all claims against the Company, which had no material impact on the Company’s consolidated financial statements.

      On or about April 29, 2002, Omni Systems of Georgia, Inc. (“Omni”) and Joseph T. Dyer (“Dyer”) filed with the AAA a demand for arbitration against the Company and Eltrax International, Inc., a wholly-owned subsidiary of the Company (“Eltrax International”). Omni and Dyer claimed that the Company and Eltrax International breached that certain Assignment dated as of August 31, 1998, among Eltrax International, Dyer and Omni (the “Assignment”), which was executed in connection with the Company’s acquisition of Encore Systems, Inc., Global Systems and Support, Inc. and Five Star Systems, Inc. (collectively, the “Encore Group”) in 1998. Pursuant to the Assignment, Omni and Dyer assigned and transferred to Eltrax International all of their right, title and interest in and to a certain computer software property management system in exchange for a one-time payment. The Assignment also provided for an earn-out component of the acquisition consisting of certain contingent monthly payments equal to a percentage of the maintenance and licensing net revenues received by Eltrax International with respect to a certain contract. Omni and Dyer claimed that the Company and Eltrax International had not paid to Omni and Dyer the contingent monthly payments owed to them pursuant to the Assignment beginning in June 2002. Omni and Dyer sought recovery of over $400,000 for contingent monthly payments allegedly owed for the period from May 15, 2002 through January 2003, plus payments in like amounts going forward, together with interest thereon, attorneys’ fees and expenses. In January 2003, the matter was heard for six days by a three-arbitrator panel of the AAA. On April 1, 2003, the Company received notice that the AAA panel awarded to Omni and Dyer (i) payments and interest thereon with respect to the Assignment in the aggregate amount of approximately $506,000; and (ii) attorneys’ fees and expenses, excluding expenses of the AAA, in the aggregate amount of approximately $199,000 (net of attorneys’ fees and expenses awarded to the Company), which amounts are to be paid by Eltrax International (and not the Company) no later than April 30, 2003. Additionally, the AAA panel determined that Eltrax International (and not the Company) will be liable for future payments as they become due in accordance with the terms of the Assignment. The Company estimates that the payments to be made by Eltrax International through 2007, pursuant to the award of the AAA panel, will total approximately $2.4 million. These payments are additional cost of the Company’s acquisition of the Encore Group. Accordingly, the Company accrued the total amount of the estimated payments and increased intangibles by $2.4 million. The long-term portion of the estimated payments is included on the Company’s consolidated balance sheet in other long-term liabilities. The outstanding liability at December 31, 2003 is $1.1 million, including $519,000 in other long-term liabilities.

17.     Litigation

      From time to time, the Company is involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of such claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on the Company’s results of operations or financial condition. In addition, the Company or its subsidiaries are a party to the proceedings discussed below.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Litigation — (Continued)

      In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of the MCK’s common stock between the date of MCK’s initial public offering and December 6, 2000. The complaint named as defendants MCK and certain of its former officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that MCK’s prospectus, contained in the Registration Statement on Form S-1 filed with the SEC, was materially false and misleading because it failed to disclose that the investment banks which underwrote MCK’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of MCK’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the “Laddering Cases” filed before the Southern District of New York against a variety of unrelated issuers (the “Issuers”), directors and officers (the “Laddering Directors and Officers”) and underwriters (the “Underwriters”), and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss the Court, on February 19, 2003, denied dismissal of the claims against MCK as well as other Issuers. Although MCK believes that the claims asserted are meritless, MCK and other Issuers have negotiated a tentative settlement with the plaintiffs. The terms of the tentative settlement agreement provide, among other things, that (i) the insurers of the Issuers will deliver a surety undertaking in the amount of $1 billion payable to the plaintiffs to settle the actions against all Issuers and the Laddering Directors and Officers; (ii) each Issuer will assign to a litigation trust, for the benefit of the plaintiffs, any claims it may have against its Underwriters in the initial public offering for excess compensation in the form of fees or commissions paid to such Underwriters by their customers for allocation of initial public offering shares; (iii) the plaintiffs will release all claims against the Issuers and the Laddering Directors and Officers asserted or which could have been asserted in the actions arising out of the factual allegations of the amended complaints; and (iv) appropriate releases and bar orders and, if necessary, judgment reductions, will be entered to preclude the Underwriters and any non-settling defendants from recovering any amounts from the settling Issuers or the Laddering Directors and Officers by way of contribution or indemnification. Prior to the Company’s acquisition of MCK, MCK’s board of directors voted to approve the tentative settlement. The proposed settlement is subject to acceptance by the other Issuers and court approval. No provision was recorded for this matter in the financial statements of MCK prepared prior to its acquisition by the Company because MCK believed that its portion of the proposed settlement would be paid by its insurance carrier. The Company agrees with MCK’s treatment of this matter. While a final agreement has not been executed, MCK expects to finalize the agreement in the next several months.

      MCK has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (“Entrata”). Entrata Communications Inc. v. Superwire.com Inc. and MCK, Inc. arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (“Superwire”). Pursuant to a contract with Entrata, MCK was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, MCK paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP (“JSF”), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from MCK and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both MCK and Superwire the $750,000 that MCK would have owed in 2002. MCK has asserted counterclaims against Entrata, and cross-claims against Superwire, for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgment

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Litigation — (Continued)

against each other. The court denied both motions on March 13, 2003. Following denial of the cross-motions for summary judgment, MCK filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The court had given the parties until March 17, 2004 to complete discovery. Before the completion of the discovery period, Entrata filed a Chapter 7 bankruptcy proceeding pursuant to the United States Bankruptcy Code. MCK has not as of yet been notified by the trustee of Entrata’s estate as to whether the trustee will pursue the claims against MCK. If such claims are pursued, then the Company intends to defend the claims against MCK and prosecute its counterclaims and third-party claims. No amounts, other than the original payment, were provided for this matter in the financial statements of MCK prepared prior to its acquisition by the Company. The Company believes that the claim against MCK is without merit.

18.     Subsequent Event

Private Placement

      On February 25, 2004, the Company issued, in a private placement, 9.8 million shares of its common stock and warrants to purchase 2.5 million shares of its common stock for an aggregate purchase price of $17.7 million, or $1.80 per share. The warrants issued in connection with the private placement are exercisable for a period of seven years and at an exercise price of $2.30 per share. The Company received approximately $16.25 million, net of expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Verso Technologies, Inc.:

      Under date of February 27, 2004, we reported on the consolidated balance sheets of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

      In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.

/s/ KPMG LLP

Atlanta, Georgia

February 27, 2004

SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charges to
	beginning of	costs and	Allowances		Balance at end
Description	period	expenses	acquired	Deductions	of period

Allowance for doubtful accounts:
2003	$(1,853,000)	$(2,505,000)	$(560,000)	$2,923,000	$(1,995,000)
2002	$(2,455,000)	$(1,760,000)	$—	$2,362,000	$(1,853,000)
2001	$(401,000)	$(1,516,000)	$(1,454,000)	$916,000	$(2,455,000)
Deferred tax valuation allowance:
2003	$(58,775,000)	$(15,033,000)	$(3,525,000)	$—	$(77,333,000)
2002	$(58,740,000)	$(35,000)	$—	$—	$(58,775,000)
2001	$(46,402,000)	$(12,338,000)	$—	$—	$(58,740,000)